Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TMTG

The following discussion and analysis provides information which TMTG’s management believes is relevant to an assessment and understanding of TMTG’s results of operations and financial condition. The following discussion and analysis of TMTG’s audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022, should be read together with the related notes thereto, included elsewhere in this Current Report on Form 8-K. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere, particularly in the “Cautionary Note Regarding Forward-Looking Statements” section of this Current Report on Form 8-K, and in the “Risk Factors” section in the Proxy Statement/Prospectus, as supplemented, and other periodic filings of Public TMTG, which are or will be filed with the SEC.

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” the “Company” and other similar terms refer to TMTG. Terms used but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus and this Current Report on Form 8-K, and such definitions are incorporated herein by reference.

Overview

TMTG aspires to build a media and technology powerhouse to rival the liberal media consortium and promote free expression. TMTG was founded to fight back against the big tech companies—Meta (Facebook, Instagram, and Threads), X (formerly Twitter), Netflix, Alphabet (Google), Amazon and others—that it believes collude to curtail debate in America and censor voices that contradict their woke ideology. TMTG aims to safeguard public debate and open dialogue, and to provide a platform for all users to freely express themselves.

TMTG was incorporated on February 8, 2021, and launched its first product, Truth Social, which is a social media platform aiming to end big tech’s assault on free speech by opening up the Internet and giving the American people their voices back. It is a public, real-time platform where any user can create content, follow other users, and engage in an open and honest global conversation without fear of being censored or cancelled due to their political viewpoints. TMTG does not restrict whom a user can follow, which it believes will greatly enhance the breadth and depth of available content. Additionally, users can be followed by other users without requiring a reciprocal relationship, enhancing the ability of TMTG users to reach a broad audience.

Truth Social was generally made available in the first quarter of 2022. TMTG prides itself on operating its platform, to the best of its ability, without relying on big tech companies. Partnering with pro-free-speech alternative technology firms, TMTG fully launched Truth Social for iOS in April 2022. TMTG debuted the Truth Social web application in May 2022, and the Truth Social Android App became available in the Samsung Galaxy and Google Play stores in October 2022. TMTG introduced direct messaging to all versions of Truth Social in 2022, released a “Groups” feature for users in May 2023, and announced the general availability of Truth Social internationally in June 2023. Since its launch, Truth Social has experienced substantial growth, from zero to an aggregate of approximately 9.0 million signups for Truth Social via iOS, Android and the web as of the date of mid-February 2024. However, investors should be aware that since its inception, TMTG has not relied on any specific key performance metric to make business or operating decisions. Consequently, it has not been maintaining internal controls and procedures for periodically collecting such information, if any. While many mature industry peers may gather and analyze certain metrics, given the early development stage of the Truth Social platform, TMTG’s management and board believe that such metrics are not critical in the near future for the business and operation of the platform. This stance is due to TMTG’s long-term commitment to implementing a robust business plan, which may involve introducing innovative features and potentially incorporating new technologies, such as advanced video streaming services on its platform. These initiatives may enhance the range of services and experiences TMTG can offer on its Truth Social platform.

At this juncture in its development, TMTG believes that adhering to traditional key performance indicators, such as signups, average revenue per user, ad impressions and pricing, or active user accounts including monthly and daily active users, could potentially divert its focus from strategic evaluation with respect to the progress and growth of its business. TMTG believes that focusing on these KPIs might not align with the best interests of TMTG or its shareholders, as it could lead to short-term decision-making at the expense of long-term innovation and value creation. Therefore, TMTG believes that this strategic evaluation is critical and aligns with its commitment to a robust business plan that includes introducing innovative features and new technologies. See the section below titled “— Key Operating Metrics” and the section titled “Risk Factors — Risk Factors Related to TMTG — TMTG does not currently, and may never, collect, monitor or report certain key operating metrics used by companies in similar industries” incorporated in this Current Report on Form 8-K by reference to the Proxy Statement/Prospectus.

To foster a flourishing digital public forum, TMTG seeks to prevent illegal and other prohibited content from contaminating its platform. In accordance with Truth Social’s terms of service, illegal and prohibited content includes, but is not limited to, depictions or threats of violence, harassment, incitement of or threats of physical harm. Using human moderators and an artificial intelligence vendor known as HIVE, Truth Social has developed what TMTG believes is a robust, fair, and viewpoint-neutral moderation system and that its moderation practices are consistent with, and indeed help facilitate, TMTG’s objective of maintaining “a public, real-time platform where any user can create content, follow other users, and engage in an open and honest global conversation without fear of being censored or cancelled due to their political viewpoints.” See “Risk Factors — Risks Related to TMTG’s Business — TMTG may be subject to greater risks than typical social media platforms because of the focus of its offerings and the involvement of President Trump. These risks include active discouragement of users, harassment of advertisers or content providers, increased risk of hacking of TMTG’s platform, lesser need for Truth Social if First Amendment speech is not suppressed, criticism of Truth Social for its moderation practices, and increased stockholder suits” incorporated in this Current Report on Form 8-K by reference to the Proxy Statement/Prospectus.

To date, TMTG has relied primarily on bridge financing, in the form of convertible promissory notes, to build the Truth Social platform. TMTG aims to use the funds available as a result of the Business Combination to catalyze growth, including through strategic investments in marketing, advertising sales, and the technology described below, while continuing to prioritize feature development and user experience. TMTG has historically incurred operating losses and negative cash flows from operating activities. For the reasons described below, TMTG expects to continue to incur operating losses and negative cash flows from operating activities for the foreseeable future, as it works to expand its user base, attracting more platform partners and advertisers. TMTG’s ability to become profitable and generate positive cash flow depends on TMTG’s success in growing its user base, platform partners, and advertisers after the consummation of the Business Combination. This growth is expected to come from the overall appeal of the Truth Social Platform. TMTG may enhance this appeal through new initiatives or by acquiring new technologies. TMTG has conducted extensive technological due diligence regarding, and has begun testing, a particular, state-of-the-art technology that supports video streaming and provides a “home” for cancelled content creators, and which TMTG aims to acquire and incorporate into its product offerings and/or services as soon as practicable. Such initiatives and potential acquisitions are still preliminary and subject to material changes and risks, some of which are beyond TMTG’s control. Given these uncertainties, TMTG believes it is premature for TMTG to predict when it will attain profitability and positive cash flows from its operations. See “Risk Factors — Risks Related to TMTG” and “Information About TMTG – Company Growth Strategy” incorporated in this Current Report on Form 8-K by reference to the Proxy Statement/Prospectus.

In order to fund its operations, TMTG issued approximately twenty (20) convertible promissory notes in the aggregate principal amount of $41,700,000 from May 2021 through December 2023. All TMTG Convertible Notes, including the foregoing convert to shares of TMTG common stock immediately before the closing of the Business Combination. See the section titled “— Liquidity and Capital Resources” below.

The mailing address of TMTG’s principal executive office is 401 N. Cattlemen Rd., Suite 200; Sarasota, FL 34232.

Recent Developments

Business Combination

On October 20, 2021, Digital World, Merger Sub, TMTG, ARC, in the capacity as the representative of the stockholders of Digital World, and TMTG’s General Counsel in his capacity as the representative of the stockholders of TMTG, entered into the Merger Agreement, pursuant to which, among other transactions, on March 25, 2024 (the “Closing Date”), Merger Sub merged with and into TMTG, with TMTG continuing as the surviving corporation and as a wholly owned subsidiary of Digital World (the “Business Combination”).

In connection with the Business Combination, all shares of TMTG common stock issued and outstanding immediately prior to the Effective Time (other than those properly exercising any applicable dissenters rights under Delaware law) were exchanged for the Merger Consideration (or, as applicable, the separate and additional consideration received by former holders of TMTG Convertible Notes). Each TMTG Convertible Note that was outstanding immediately prior to the Effective Time was automatically converted immediately prior to the Effective Time into a number of shares of TMTG common stock, in accordance with each such TMTG Convertible Note and the definition of “TMTG Convertible Note” set forth herein. At the Closing, Digital World changed its name to “Trump Media & Technology Group Corp” and TMTG changed its name to “TMTG Sub Inc.”

Notwithstanding the legal form of the Merger pursuant to the Merger Agreement, the Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP because TMTG was determined to be the accounting acquirer under ASC 805. The determination was primarily based on the evaluation of the following facts and circumstances taking into consideration:

•	The pre-combination equity holders of TMTG hold the majority of voting rights in Public TMTG;

•	The pre-combination equity holders of TMTG have the right to appoint the majority of the directors on the Public TMTG Board;

•	TMTG senior management (executives) are the senior management (executives) of Public TMTG; and

•	Operations of TMTG comprise the ongoing operations of Public TMTG.

Under the reverse recapitalization model, the Merger is treated as TMTG issuing equity for the net assets of Digital World, with no goodwill or intangible assets recorded.

As of December 31, 2023, President Trump controlled 90% of TMTG’s outstanding voting power due to his ownership of 90% of the outstanding shares of TMTG common stock.  As of the Closing Date, (i) President Donald J. Trump beneficially held approximately 57.3% of the outstanding shares of Public TMTG Common Stock and (ii) the public stockholders of Public TMTG held approximately 21.9% of the outstanding shares of Public TMTG Common Stock.

Convertible Promissory Notes

Through December 31, 2023, TMTG issued convertible promissory notes in the aggregate principal amount of $41,700,000 that accrue interest at a range between 5% and 10% per annum until converted. See the section titled “— Liquidity and Capital Resources” below. Immediately prior to the closing of the Business Combination, all TMTG Convertible Notes, including those issued through December 2023, were converted into TMTG common stock.

Key Factors Affecting Results of Operations

Inflation and the Global Supply Chain

Currently the U.S. economy is experiencing a bout of increased inflation, resulting in rising prices. The U.S. Federal Reserve, as well as its counterparts in other countries, have engaged in a series of interest rate hikes in an effort to combat rising inflation. Although inflation did not have a significant impact on our results of operations for the years ended December 31, 2023 and 2022, we anticipate that inflation will have an impact on our business going forward, including through a material increase in our cost of revenue and operating expenses in the coming years, if not permanently. Continued or permanent rises in core costs could impact our growth negatively.

Current Economic Conditions

We are subject to risks and uncertainties caused by events with significant macroeconomic impacts, including, but not limited to, the COVID-19 pandemic, the Russian invasion of Ukraine, the Israel-Hamas war, and actions taken to counter inflation. Supply chain constraints, labor shortages, inflation, and rising interest rates and reduced consumer confidence have caused advertisers in a variety of industries to be cautious in their spending and to either pause or slow their campaigns.

In order to manage our cost structure in light of the current macroeconomic environment and pending TMTG’s access to additional capital via the Business Combination, we are seeking opportunities to reduce our expense growth. Following the elimination of several positions in March 2023, we paused hiring in the second quarter of 2023. We are being more selective about the roles that we are filling, resulting in some attrition. We have also reduced non-labor spend in areas such as travel, rent, consulting fees, and professional services.

The extent of the ongoing impact of these macroeconomic events on our business and on global economic activity is uncertain and may continue to adversely affect our business, operations and financial results. Our past results may not be indicative of our future performance, and historical trends in revenue, income (loss) from operations, net income (loss), and net income (loss) per share may differ materially. The risks related to our business are further described in the section titled “Risk Factors—Risks Related to TMTG” incorporated in this Current Report on Form 8-K by reference to the Proxy Statement/Prospectus.

TMTG’s Former Chairman President Trump

TMTG’s success depends in part on the popularity of our brand and the reputation and popularity of President Trump. The value of TMTG’s brand may diminish if the popularity of President Trump were to suffer. Adverse reactions to publicity relating to President Trump, or the loss of his services, could adversely affect TMTG’s revenues, results of operations and its ability to maintain or generate a consumer base. President Trump is involved in numerous lawsuits and other matters that could damage his reputation. Additionally, TMTG’s business plan relies on President Trump bringing his former social media followers to TMTG’s platform. In the event any of these, or other events, cause his followers to lose interest in his messages, the number of users of our platform could decline or not grow as we have assumed. To the extent users prefer a platform that is not associated with President Trump, TMTG’s ability to attract users may decrease.

Growth in User Base

We currently rely on the sale of advertising services for the substantial majority of our revenue. If we experience a decline in the number of users or a decline in user engagement, including as a result of the loss of high-profile individuals and entities who generate content on Truth Social, advertisers may not view Truth Social as attractive for their marketing expenditures, and may reduce their spending with us, which would harm our business and operating results.

Truth Social is being developed as a global platform for public self-expression and conversation in real time and our business depends on continued and unimpeded access to Truth Social on the Internet by our users and advertisers. We face strong competition to attract and engage users, including other social media platforms that focus on the same audience that Truth Social focuses on, competitors that develop products, features, or services that are similar to ours or that achieve greater market acceptance, companies which have greater financial resources and substantially larger user bases, which offer a variety of Internet and mobile device-based products, services and content.

The growth of the user base depends upon many factors both within and beyond our control, including the popularity, usefulness, ease of use, performance and reliability of our products and services compared to those of our competitors; the amount, quality and timeliness of content generated by our users; the frequency and relative prominence of the ads displayed by us or our competitors; the safety and security of Truth Social; and whether there is improper access to or disclosure of our users’ information, which could harm our reputation.

To date, TMTG has relied primarily on bridge financing, in the form of convertible promissory notes, to build the Truth Social platform. TMTG intends to use the funds available as a result of the Business Combination to catalyze growth, including through strategic investments in marketing, advertising sales, and new technologies as described above, while continuing to prioritize feature development and user experience. TMTG has historically incurred operating losses and negative cash flows from operating activities. For the reasons described below, TMTG expects to continue to incur operating losses and negative cash flows from operating activities for the foreseeable future, as it works to expand its user base, attracting more platform partners and advertisers. See “Risk Factors — Risks Related to TMTG — Since inception, TMTG has continuously sought to improve its business model by developing its technology as an early stage company. TMTG expects to incur operating losses for the foreseeable future” incorporated in this Current Report on Form 8-K by reference to the Proxy Statement/Prospectus.

Attract, Retain and Motivate Talented Employees

Our results of operations rely on the leadership and experience of our relatively small number of key executive management personnel, and the loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business. We have experienced management departures and may continue to experience management departures. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on our business, financial condition and results of operations. The loss of the services of these key employees or our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs.

Furthermore, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we could experience operational disruptions and inefficiencies during any such transition. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. In addition, many of our key technologies and systems will be custom-made for our business by our personnel. The loss of key engineering, product development, marketing and sales personnel could disrupt our operations and have an adverse effect on our business.

Expansion into New Geographic Markets

We plan to continue expanding our business operations by offering our products around the globe, and recently made Truth Social available internationally. As a result, we have entered new international markets where we have limited or no experience in marketing, selling, and deploying our products and may be subject to increased business and economic risks. We may not be able to monetize our products and services internationally as a result of competition, advertiser demand, differences in the digital advertising market and digital advertising conventions, as well as differences in the way that users in different countries access or utilize our products and services. Differences in the competitive landscape in international markets may impact our ability to monetize our products and services. It is possible that governments of one or more countries may seek to censor content available on Truth Social in their country or impose other restrictions that may affect the accessibility of Truth Social in their country for an extended period of time or indefinitely.

In addition, governments in other countries may seek to restrict access to Truth Social from their country entirely if they consider us to be in violation of their laws. In the event that access to Truth Social is restricted, in whole or in part, in one or more countries or our competitors are able to successfully penetrate geographic markets that we cannot access, our ability to retain or increase our user base and user engagement may be adversely affected, we may not be able to maintain or grow our revenue as anticipated, and our financial results could be adversely affected. We may be subject to greater risks than typical social media platforms because of the focus of our offerings and the involvement of President Trump. If we fail to deploy or manage our operations in international markets successfully, our business may suffer.

Key Operating Metrics

Since its inception, TMTG has focused on developing Truth Social by enhancing features and user interface rather than relying on traditional performance metrics like average revenue per user, ad impressions and pricing, or active user accounts, including monthly and daily active users. While many industry peers may gather and report on these or similar metrics, given the early development stage of the Truth Social platform, TMTG’s management and board has not relied on any particular key performance metric to make business or operating decisions. TMTG believes that this evaluation is critical and in line with its commitment to implement a robust business plan that may involve introducing innovative features and potentially incorporating new technologies. At this juncture in its development, TMTG believes that adhering to traditional key performance indicators, such as signups, average revenue per user, ad impressions and pricing, or active user accounts including monthly and daily active users, could potentially divert its focus from strategic evaluation with respect to the progress and growth of its business. TMTG believes that focusing on these KPIs might not align with the best interests of TMTG or its shareholders, as it could lead to short-term decision-making at the expense of long-term innovation and value creation. Therefore, TMTG believes that this strategic evaluation is critical and aligns with its commitment to a robust business plan that includes introducing innovative features and new technologies.

In connection with such an evaluation, and consistent with SEC guidance, TMTG will consider in the future the relevant key performance indicators for its then-current business operations and determine whether it has effective controls and procedures in place to process information related to the disclosure of key performance indicators and metrics. This will ensure consistency and accuracy over time, or assess the feasibility of implementing any such controls and procedures. Should this be the case, TMTG may decide to collect and report such metrics if they are deemed to significantly enhance investors’ understanding of TMTG’s financial condition, cash flows, and other aspects of its financial performance. However, TMTG may find it challenging or cost-prohibitive to implement such effective controls and procedures and may never collect, monitor, or report any or certain key operating metrics. As the platform evolves and new technologies and features are added, TMTG’s management and board expect to reevaluate whether TMTG will gather and monitor one or more metrics and rely on such information in making management decisions. At such time, TMTG expects to present such material key operating metrics appropriately in its periodic reports to enhance investors’ understanding of its financial condition, cash flows, and any other changes in financial condition and results of operations. See “Risk Factors — Risk Factors Related to TMTG — TMTG does not currently, and may never, collect, monitor or report certain key operating metrics used by companies in similar industries” incorporated in this Current Report on Form 8-K by reference to the Proxy Statement/Prospectus.

Components of Results of Operations

Revenue

As of the year ended December 31, 2023, all revenue has been derived from the advertising of products and services on the Truth Social platform. Advertising revenue is generated by displaying advertisements as posts (attributable to “Truth Ads”) in users’ Truth Social feeds.

On August 19, 2022, TMTG entered into an Advertising Publisher Agreement (“Rumble Agreement”) with Rumble USA, Inc. (“Rumble”), pursuant to which Rumble was engaged to sell advertising space for the placement of advertisements on Truth Social by making Truth Social Ad units (“Ad Unit” or “Ad Units”) available for advertisers on an advertising manager service maintained by Rumble. TMTG and Rumble executed a minimum guarantee advertising publisher agreement on October 30, 2023 (the “Minimum Guarantee Rumble Agreement”), which replaced the Rumble Agreement. While TMTG determines the number of Ad Units available on our Truth Social platform, the prices for the Ad Units are set by an auction operated and managed by Rumble. Under the current agreement, 70% of the total aggregate gross revenues from the sale of Ad Units are allocated to TMTG, and the Ad Units shall comprise at least 85% of the aggregate number of paid advertisements directly into Truth Social feeds by TMTG each month. We recognize advertising revenue during the period in which we satisfy our performance obligation by displaying advertisements in users’ Truth Social feeds. We reimburse Rumble for the direct out-of-pocket costs incurred by Rumble in the performance of the service covered by the Rumble Agreement, including processing fees and chargebacks/refunds paid to advertisers in relation to an Ad Unit.

On October 3, 2022, TMTG entered into a Publisher Agreement (the “TAME Agreement”) with The Affinity Media Exchange, Inc. (“TAME”), pursuant to which TMTG engaged TAME as its non-exclusive agent and representative for the sale of Digital Advertising Inventory on Truth Social. “Digital Advertising Inventory” means all advertising opportunities on the Truth Social platform which are inserted or added to the TMTG website, app, ad stacks, or video exchange players of Truth Social. Within 25 days of the end of each calendar month, TAME is required to provide TMTG with month end sales reporting by platform and to pay TMTG the net revenues actually paid to TAME by the advertisers, after deducting TAME’s commissions equal to 10% of the Digital Advertising Inventory revenue actually collected on behalf of TMTG for Truth Social. The Rumble Agreement grants to Rumble a worldwide, non-exclusive, royalty-free license to use any and all trademarks, service marks, trade names, symbols, logos and other branding identifiers of TMTG and Truth Social solely for purposes of performing the services covered by the Rumble Agreement, provided, however, that such license does not include permission to alter, modify, edit, denigrate, or distort Donald J. Trump’s name, photograph, likeness (including caricature), voice, and biographical information, or any reproduction or simulation thereof.

The TAME Agreement does not contain a license to intellectual property.

Neither the Rumble Agreement nor the TAME Agreement provide for access to TMTG’s platform or services.

For a description of TMTG’s revenue recognition policies, see Note 2, Significant Accounting Policies and Practices, in TMTG’s audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022, included in this Current Report on Form 8-K.

Cost of Revenue

Cost of revenue primarily encompasses expenses associated with generating advertising revenue. These costs are determined by allocating staff direct and indirect costs proportionately, based on the time spent managing the agency relationships with external vendors. These costs are mainly in connection with activities related to coordinating with these third-party vendors as the third-party vendors are responsible to control and facilitate the delivery of advertising services.

TMTG expects cost of revenue to increase in absolute dollars in the future and as a percentage of revenue as it expands its Truth Social platform. Such increases will likely include investment in infrastructure costs, other direct costs, including revenue share expenses, allocated facility costs as well as traffic acquisition costs (“TAC”).

Infrastructure costs allocated may include data center costs related to TMTG’s co-located facilities, lease and hosting costs, related support and maintenance costs and energy and bandwidth costs, public cloud hosting costs; and personnel-related costs, including salaries, benefits and stock-based compensation, for our operations teams.

TAC costs may include costs TMTG incurs with third parties in connection with the sale to advertisers of its advertising products that it places on third-party publishers’ websites and applications or other offerings collectively resulting from acquisitions.

Operating Expenses

Operating expenses primarily include general and administrative, research and development, sales and marketing, and depreciation and amortization. The most significant component of TMTG’s operating expenses are personnel-related costs such as salaries, benefits, and bonuses. TMTG expects its personnel-related costs as a percentage of revenue and as a percentage of total costs to decrease over time.

TMTG expects to continue to invest substantial resources to support its growth. TMTG anticipates that each of the following categories of operating expenses will increase in absolute dollar amounts and decrease as a percentage of revenue for the foreseeable future. However, it is possible that TMTG may experience some near-term margin pressure from increased marketing expenses and corporate insurance costs as a result of becoming a public company through the Business Combination.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries, benefits and stock-based compensation, for TMTG’s executive, finance, legal, information technology, human resources and other administrative employees. In addition, general and administrative expenses include fees and costs for professional services, including consulting, third-party legal and accounting services and facilities costs and other supporting overhead costs that are not allocated to other departments.

Sales and Marketing Expenses

Sales and marketing expenses consist of personnel-related costs, including salaries, commissions, benefits and stock-based compensation, for our employees engaged in sales, sales support, business development and media, marketing, corporate communications and customer service functions. In addition, marketing and sales-related expenses also include advertising costs, market research, trade shows, branding, marketing, public relations costs, amortization of acquired intangible assets, allocated facilities costs, and other supporting overhead costs.

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs, including salaries, benefits and stock-based compensation, for TMTG’s engineers and other employees engaged in the research and development of its products and services. In addition, research and development expenses include amortization of acquired intangible assets, allocated facilities costs, and other supporting overhead costs.

Depreciation and Amortization Expense

Depreciation and amortization expense consists primarily of depreciation of furniture, fixtures, and equipment as well as amortization of capitalized software development costs.

Non-Operating Income and Other Items

Other Income, Net

Other income (or expense) reflects non-recurring and extraordinary non-operating income and expenses, cost associated with discontinued operations and gains or losses, including the costs and related accumulated depreciation recapture, resulting from the disposal of an asset, upon the sale or retirement of such asset.

Change in Fair Value of Derivative Liabilities

TMTG determined the automatic discounted share-settlement feature of its convertible promissory notes is an embedded derivative requiring bifurcation accounting as (1) the feature is not clearly and closely related to the debt host and (2) the feature meets the definition of a derivative under ASC 815 (Derivative and Hedging).

The bifurcated embedded features of the TMTG Convertible Notes are initially recorded on the balance sheet at their fair value on the date of issuance. After the initial recognition, the fair value of the embedded derivative feature may change over time due to changes in market conditions. The change in fair market value is included in the income statement as part of other comprehensive income until the debt is derecognized.

Interest Expense

Interest expense consists of accreted interest expense on TMTG’s outstanding convertible promissory note obligations, amortization of deferred financing costs, and other related financing expenses. The convertible promissory notes (net of any related debt issuance costs) accrete interest using the respective effective interest rate method until maturity.

Income Tax Expense

TMTG is subject to income taxes in the United States, but due to its net operating loss (“NOL”) position, it has recognized a benefit in future years. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. TMTG has established a full valuation allowance to offset its U.S. net deferred tax assets due to the uncertainty of realizing future tax benefits from our NOL carryforwards and other deferred tax assets.

Results of Operations

The results of operations presented below should be reviewed in conjunction with TMTG’s audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022, together with the related notes thereto, included elsewhere in this Current Report on Form 8-K.

The following table sets forth TMTG’s audited statement of operations for the years ended December 31, 2023 and 2022, and the dollar and percentage change between the two periods:

	For the year ended December 31, 2023	For the year ended December 31, 2022	Variance, $	Variance, %
(in thousands)	(audited)
Revenue	$4,131.1	$1,470.5	2,660.6	180.9
Cost of revenue	164.9	54.5	110.4	202.6
Gross profit	3,966.2	1,416.0	2,550.2	180.1
Costs and expenses:
General and administrative	8,878.7	10,345.6	1,466.9	(14.2)
Sales and marketing	1,279.6	625.9	(653.7)	104.4
Research and development	9,715.7	13,633.1	3,917.4	(28.7)
Depreciation and amortization	59.6	58.7	(0.9)	(1.5)

Total costs and expenses	(19,933.6)	(24,663.3)	4,729.7	(19.2)

Operating income/(loss)	(15,967.4)	(23,247.3)	7,279.9	(31.3)
Other income:
Other income – related party	—	—	—	—
Change in fair value of derivative liabilities	(2,791.6)	75,809.9	(78,601.5)	(103.7)
Interest expense	(39,429.1)	(2,038.7)	(37,390.4)	1,834.0

Income/(loss) before income tax expense	(58,188.1)	50,523.9	(108,712)	(215.2)
Income tax expense	1.1	0.2	(0.9)	450

Net income/(loss)	(58,189.2)	50,523.7	(108,712.9)	(215.2)

Revenues

Revenues increased by approximately $2.66 million for the twelve months ended December 31, 2023 compared to revenue of approximately $1.47 million for the period ended December 31, 2022. The increase was primarily the result of enhanced early-stage testing of a nascent advertising initiative on TMTG’s Truth Social platform, which resulted in advertising revenues of $4.13 million for the twelve months ended December 31, 2023.

Cost of Revenue

Cost of revenue increased by approximately $0.11 million for the twelve months ended December 31, 2023 compared to approximately $0.05 million for the period ended December 31, 2022. The increase was mainly due to an increase in personnel-related expenses of $0.11 million, which primarily reflects the allocation of a portion of salary expense for three TMTG employees who contributed to the early-stage testing of Truth Social’s nascent advertising initiative.

General and Administrative Expense

General and administrative expense (exclusive of depreciation and amortization) decreased by approximately $1.47 million, or 14.2%, for the twelve months ended December 31, 2023 compared to the period ended December 31, 2022, driven by a $1.36 million aggregate decrease in rent, travel and entertainment expenses, staffing-related costs, and office supplies.

Sales and Marketing Expense

Sales and marketing expense increased by approximately $0.65 million, or 104.4%, for the twelve months ended December 31, 2023 compared to the period ended December 31, 2022. The increase was driven by a $0.86 million increase in marketing expense, offset by a $0.21 million decrease in marketing consultant costs.

Research and Development Expense

Research and development expense decreased by approximately $3.92 million, or 28.7%, for the twelve months ended December 31, 2023 compared to the period ended December 31, 2022. The decrease was due to significantly lower IT-related third-party consulting fees, server costs, and computer software costs.

Other Income – Related Party

There was no other income – related party for the years ended December 31, 2023 and 2022.

Depreciation and amortization

Depreciation and amortization expense was effectively unchanged for twelve months ended December 31, 2023 compared to the period ended December 31, 2022.

Change in the Fair Value of Derivative Liabilities

TMTG calculated the fair value of the conversion features for its convertible notes by employing traditional valuation methods including the Black-Scholes option pricing method and Monte Carlo simulations. When employing the Black-Scholes method, TMTG calculated the assumed principal and accrued interest at conversion to determine the total shares to be issued upon conversion, which was multiplied by the Black-Scholes per share value and probability of a successful merger to determine the overall valuation conclusion. Alternatively, TMTG calculated the fair value of the conversion features for the remainder of its convertible notes by employing traditional valuation methods including an option pricing method using Monte Carlo simulations.

Key assumptions underlying the Black Scholes valuation methodology include the following:

•
Probability of Success: This probability was determined by the product of (1) the probability of SPAC success, which includes the average probability of a successful business combination for a SPAC as provided by “SPAC Insider,” and (2) the Company-specific probability, which contemplates an additional layer of risk for this particular transaction due to its unique complexities.

•
Volatility: Volatility was calculated as the annualized standard deviation of daily returns from a comparable group of “Guideline Public Companies” (GPC) over a term commensurate with the remaining term until the expected closing date of the merger. The 75th percentile of GPC volatilities was selected given that the Company remains in a very early-stage of its life cycle relative to the GPCs.

•	Risk-Free Rate: The risk-free rate was interpolated based on the constant maturity yield curve.

•
Term: The remaining term on the conversion feature was assumed to be the time until the expected closing of the merger, which was based on discussions between Management and its third-party valuation vendor.

•	Estimated Merger Date: The estimated merger date was selected based on discussions between Management and its third-party valuation vendor.

Key assumptions underlying the Monte-Carlo valuation methodology include the following:

•
Probability of Success: This probability was determined by the product of (1) the probability of SPAC success, which includes the average probability of a successful business combination for a SPAC as provided by “SPAC Insider,” and (2) the Company-specific probability, which contemplates an additional layer of risk for this particular transaction due to its unique complexities.

•
Volatility: Volatility was calculated as the annualized standard deviation of daily returns from a comparable group of “Guideline Public Companies” (GPC) over a one-year term. The 75th percentile of GPC volatilities was selected given that the Company remains in a very early-stage of its life cycle relative to the GPCs.

•	Risk-Free Rate: The risk-free rate was interpolated based on the constant maturity yield curve.

•
Term: The remaining term on the conversion feature was assumed to be the time until the expected closing of the merger, which was based on discussions between Management and its third-party valuation vendor.

•	Estimated Merger Date: The estimated merger date was selected based on discussions between Management and its third-party valuation vendor.

For the twelve months ended December 31, 2023, the fair value of the derivative liability component of the TMTG Convertible Notes increased approximately 23.5%, to $18.4 million.  The higher value was primarily driven by a 17% increase in the underlying price of Digital World’s stock during the measurement period (from $15.00 at year-end 2022 to $17.50 at year-end 2023).  As a result, TMTG reported a related non-cash expense of $2.8 million for the full year 2023.

For the twelve months ended December 31, 2022, the fair value of the derivative liability component of the TMTG Convertible Notes decreased substantially. The lower value was primarily driven by a steep decline in the underlying price of Digital World’s stock during the measurement period. The underlying stock price decreased 70.8% for the twelve months ended December 31, 2022 (from $51.43 to $15.00). As a result, TMTG reported related non-cash income of $75.8 million for the full year 2022.

Sensitivity analysis was performed against four key variables utilized in the Black Scholes methodology, which was applied to approximately half of TMTG’s outstanding notes with an aggregate fair value of the derivative liability component of $10.6 million as of December 31, 2023. The results of the sensitivity tests are as follows:

1)	A 10% change in the underlying stock price resulted in a $1.4 million (13%) impact on valuation

2)	A 10% increase to volatility had very little to no impact on valuation

3)	A 3-month increase to the term had a $0.2 million (less than 2%) impact on valuation

4)	A 10% change to the probability of success resulted in a $2.7 million (25%) impact on valuation

Sensitivity analysis was performed against four key variables utilized in the Monte Carlo methodology, which was applied to twelve notes with an aggregate fair value of the derivative liability component of $7.8 million as of December 31, 2023. The results of the sensitivity tests are as follows:

1)	A 10% change in the underlying stock price resulted in a $1.2 million (15%) impact on valuation

2)	A 10% increase in volatility (in the simulations) reduced valuation by $0.3 million (4%)

3)	A 3-month increase to the term (in the simulations) reduced valuation by $0.6 million (8%)

4)	A 10% change to the probability of success resulted in a $2.0 million (25%) impact on valuation

Note that each change described above in the sensitivity tests would directly impact (one-for-one) the Company’s Consolidated Statement of Operations.

Interest Expense

Interest expense increased by approximately $37.39 million, or 1,834.0%, to approximately $39.43 million for twelve months ended December 31, 2023 compared to $2.0 million for the period ended December 31, 2022.

The increase was due primarily to the accreted interest (which adds to the balance) related to TMTG’s convertible promissory notes recorded as of December 31, 2023.

Income Tax Expense

TMTG did not record an income tax benefit for the twelve months ended December 31, 2023 and 2022 as no net credit was recognized due to the uncertainty of realizing future tax benefits emanating from the net operating loss (“NOL”) carryforwards and other deferred tax assets. TMTG has established a full valuation allowance to offset its net deferred tax assets due to these uncertainties.

Liquidity and Capital Resources

Historically, TMTG has financed operations primarily through cash proceeds from the TMTG Convertible Notes. Our primary short-term requirements for liquidity and capital are to fund general working capital. TMTG’s principal long-term working capital uses include increasing its advertising and marketing exposure, expanding its internal marketing, engineering and product teams, and developing and launching new products.

In connection with the development of TMTG’s first product, Truth Social, TMTG intends to continue funding initial app development requirements with cash on hand, advertising revenues, and future cash proceeds from the issuance of additional TMTG Convertible Notes. Longer term, TMTG’s expected liquidity and capital requirements will likely consist of business investments in strategic marketing initiatives as well as research and development needed to identify and launch additional product opportunities. TMTG expects to devote substantial resources to expand users for Truth Social and to maintain and enhance the systems necessary to support its growth. Although TMTG anticipates that the net proceeds from the Business Combination will be sufficient to fund its activities for the foreseeable future, TMTG cannot guarantee that it will not be required to obtain additional financing prior or subsequent to the Effective Time, or that additional financing, if needed, will be available on terms acceptable to TMTG, or at all. In addition, although there are no present binding understandings, commitments, or agreements with respect to any acquisition of other businesses, products, or technologies, TMTG will, from time to time, evaluate acquisitions of other businesses, products, and technologies. If TMTG is unable to raise additional equity or debt financing, as and when needed, it could be forced to significantly curtail its operations.

As of December 31, 2023 and 2022, the cash and cash equivalents balance was approximately $2.57 million and $9.81 million, respectively. Cash and cash equivalents consist of demand deposits in bank accounts held at financial institutions. Cash deposits are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation (FDIC) limitations.

Cash Flows

The following table shows our cash flows provided by (used in) operating activities, investing activities and financing activities for the stated periods:

	For the year ended December 31,	For the year ended December 31,
	(audited)
(in thousands)	2023	2022	Variance
Net cash used in operating activities	$(9,733.5)	$(24,201.5)	$14,468
Net cash used in investing activities	(2.2)	(84.5)	82.3
Net cash provided by financing activities	2,500.0	15,360.0	(12,860)

Net Cash Used in Operating Activities

Net cash used in operating activities for the twelve months ended December 31, 2023, was approximately $9.73 million compared to $24.20 million used in operating activities during the period ended December 31, 2022. The decrease in cash used in operating activities was driven by a $7.30 million lower operating loss in 2023 compared to 2022. The lower operating loss resulted from $2.66 million of higher revenue and $4.73 million of lower operating expenses (driven primarily by lower IT-related third-party consulting fees, server costs, computer software costs, rent, travel and entertainment expenses, and staffing-related costs).

Net Cash Used in Investing Activities

Net cash used in investing activities for the twelve months ended December 31, 2023 was approximately $2.2 thousand, a decrease of approximately $82.3 thousand from cash used in investing activities of approximately $84.5 thousand for the period ended December 31, 2022. The decrease was primarily due to lower purchases of furniture, fixtures, and equipment in 2023 compared to 2022.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for twelve months ended December 31, 2023, was approximately $2.50 million compared to $15.36 million provided by financing activities for the period ended December 31, 2022. The decrease was primarily due to a lower dollar amount of issuance of the TMTG Convertible Notes in 2023 compared to 2022.

Convertible Promissory Notes

Notes 1 to 7 are the TMTG Convertible Notes issued from May 2021 through October 2021, prior to the execution of the Merger Agreement, with a cumulative face value of $5,340,000, original maturity of 24 months from each respective issuance date and interest will be accrued at 5% based on the simple interest method (365 days year) for each note. Notes 1 to 7 are convertible simultaneously with the completion of, inter alia, a Qualified SPAC Business Combination (“SPAC”) merger agreement or Qualified Public Offering (“IPO”). All outstanding principal of such TMTG Convertible Notes, together with all accrued but unpaid interest on such principal, will convert to equity. The number of shares of TMTG stock to be issued to the Lender upon conversion of the Notes in the event of a completed SPAC transaction shall be the number of shares of TMTG Stock (rounded to the nearest whole share) equal to the quotient of: the principal plus accrued interest on the Notes then outstanding, divided by $4.00. In other, non-SPAC conversion scenarios, the number of shares of TMTG stock to be issued to the Lender upon conversion of the Notes is variable based on the application of an automatic discounted share-settlement feature. For Notes 1 and 2, the number of shares of TMTG Stock to be issued to the Lender upon a non-SPAC conversion event will be the number of shares of TMTG Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by 40% of the initial public offering price per share of a qualified initial public offering. For Notes 3-7, the number of shares of TMTG Stock to be issued to the Lender upon a non-SPAC conversion event will be the number of shares of TMTG Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by 40% of (i) the initial public offering price per share of a qualified initial public offering, (ii) the price per share as determined by the valuation of TMTG in connection with a qualified private equity raise, or (iii) in the case of a change of control, the price per share determined in accordance with TMTG’s then current fair value determined by an independent valuation firm.

Notes 8 to 12 are the TMTG Convertible Notes issued from November 2021 through December 2021 with a cumulative face value of $17,500,000, original maturity of between 18 months and 36 months and interest will be accrued at a range between 5% and 10% based on the simple interest method (365 days year) for each note. Notes 8 to 12 are convertible simultaneously with the completion of, inter alia, a SPAC merger agreement or IPO. All outstanding principal of such TMTG Convertible Notes, together with all accrued but unpaid interest on such principal, shall convert to equity. The number of shares of TMTG common stock to be issued to the lender upon conversion of such TMTG Convertible Notes shall be the number of shares of TMTG common stock (rounded to the nearest whole share) equal to the quotient of (a) the principal plus accrued interest on the Notes then outstanding divided by (b) either US$25, US$21 or US$20 subject to the respective conditions of the individual Notes; provided, however, in the event that the stock price quoted for TMTG on NASDAQ or The New York Stock Exchange (as applicable) at the time of the closing of the SPAC (the “TMTG common stock price”) is less than either $50 per share, $42 per share, or $40 per share, subject to the respective conditions of the individual Notes, then the Conversion Price shall be reset to 50% of the then current TMTG common stock price subject to a floor of $10 per share.

Notes 13 to 20 are the TMTG Convertible Notes issued, and note-related obligations incurred, from January 2022 through December 2023 with a cumulative face value of $18,860,000, maturity of between 18 months and 30 months and interest will be accrued at a range between 5% and 10% based on the simple interest method (365 days year) for each note. (Note: The second tranche of a note issued in December 2021 was funded in February 2022, in accordance with the terms of such note.) Notes 13 to 20 are convertible simultaneously with the completion of, inter alia, a SPAC merger agreement or IPO. All outstanding principal of such TMTG Convertible Notes, together with all accrued but unpaid interest on such principal, will convert to equity. The number of shares of TMTG common stock to be issued to the lender upon conversion of such TMTG Convertible Notes will be the number of shares of TMTG common stock (rounded to the nearest whole share) equal to the quotient of (a) the principal plus accrued interest on such TMTG Convertible Notes then outstanding divided by (b) either US$25 or US$21, subject to the respective conditions of the individual TMTG Convertible Notes; provided, however, in the event that the Digital World stock price at the time of the closing of the SPAC is less than either $50 per share or $42 per share, subject to the respective conditions of the individual notes, then the Conversion Price will be reset to 50% of the then current Digital World stock price subject to a floor of $10 per share.

Several of the TMTG Convertible Notes have been amended, extended, and/or restated since their initial issuance, and TMTG reserves the right to further amend, extend, and/or restate such notes—including by, without limitation, adjusting the interest rate and/or conversion price—in accordance with the Merger Agreement. TMTG has an ongoing disagreement with the holder of one of the TMTG Convertible Notes arising from differing interpretations of certain terms of the note in question, and is attempting to resolve such disagreement.

Each TMTG Convertible Note that is issued and outstanding immediately prior to the Effective Time will automatically convert immediately prior to the Effective Time into a number of shares of TMTG common stock as such TMTG Convertible Note would automatically have been converted into upon the Closing, in accordance with the Merger Agreement.

Liquidity and Going Concern

TMTG commenced operations on February 8, 2021, and began the initial launch of its social media platform in the first quarter of 2022. The business used cash from operations of approximately $37.72 million from February 8, 2021 (inception) through December 31, 2023, funded by approximately $41.46 million of proceeds from the issuance of convertible promissory notes. The term of these notes ranges between 18 and 36 months; however, each has an accelerated retirement feature in the event of default by TMTG. Interest will be accrued between 5% and 10% annually based on the simple interest method (365 days per year).

As of December 31, 2023 and 2022, management had substantial doubt that TMTG will have sufficient funds to meet its liabilities as they fall due, including liabilities related to promissory notes previously issued by TMTG.

Off-Balance Sheet Arrangements

As of December 31, 2023, TMTG did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with TMTG is a party, under which it has any obligation arising under a guaranteed contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily interest rates, access to credit and funds to run day-to-day operations, and the result of fluctuations in foreign currency exchange rates if we expand internationally. Failure to mitigate these risks could have a negative impact on revenue growth, gross margin, and profitability.

Interest Rate Risk

Our cash and cash equivalents are comprised of demand deposits in bank accounts held at financial institutions. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure.

Credit Risk

As of December 31, 2023 and 2022, effectively all of our cash and cash equivalents were maintained with JPMorgan Chase Bank. We have reviewed the financial statements of our banking institution and believe it currently has sufficient assets and liquidity to conduct its operations in the ordinary course of business with little or no credit risk to us. TMTG has also taken appropriate steps designed to mitigate the risk that JPMorgan Chase might seek to discontinue doing business with TMTG.

As of December 31, 2023 and 2022, Rumble USA, Inc. and RevContent, LLC (via TMTG’s agreement with TAME) each individually represented in excess of 5% of accounts receivable.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. TMTG has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, TMTG will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

Critical Accounting Policies and Significant Management Estimates

TMTG prepares its financial statements in accordance with GAAP. The preparation of financial statements also requires TMTG to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. TMTG bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by TMTG’s management. To the extent that there are differences between TMTG’s estimates and actual results, its future financial statement presentation, balance sheet, results of operations and cash flows will be affected. TMTG believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving its management’s judgments and estimates. Critical accounting policies and estimates are those that TMTG considers the most important to the portrayal of its balance sheet and results of operations because they require its most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

The preparation of TMTG’s financial statements in conformity with GAAP requires it to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although TMTG believes that the estimates it uses are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. TMTG’s significant accounting policies are described in Note 2 to TMTG’s audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022, included in this Current Report on Form 8-K. TMTG’s critical accounting policies are described below.

Revenue Recognition. TMTG records revenue in accordance with ASC 606. TMTG determines the amount of revenue to be recognized through application of the following steps -Identification of the contract, or contracts with a customer; -Identification of the performance obligations in the contract; -Determination of the transaction price; -Allocation of the transaction price to the performance obligations in the contract; determining whether TMTG is the principal or the agent in arrangements where another party is involved in providing specified services to a customer; and -recognition of revenue when or as TMTG satisfies the performance obligations.

TMTG entered into advertising contractual arrangements with advertising manager service companies. The advertising manager service companies provide advertising services to customers that facilitate the placement of ads on the Truth Social platform. TMTG determines the number of Ad Units available on its Truth Social platform. The advertising manager service companies have sole discretion over the terms of the auction and all payments and actions associated therewith. Prices for the Ad Units are set by an auction operated and managed by these third-party companies. TMTG has the right to block specific advertisers at its sole reasonable discretion, consistent with applicable laws, rules, regulations, statutes, and ordinances. TMTG is an agent in these arrangements, and recognizes revenue for its share in exchange for arranging for the specified advertising to be provided by the advertising manager service companies. The advertising revenues are recognized in the period when the advertising services are provided.

TMTG determined that the contractual arrangements with Rumble TAME, respectively, are agency arrangements as determined by ASC 606-10-55.

Rumble is an advertising manager service involved in providing advertising services through its Ad Manager Service Platform on the Truth Social website to customers. Rumble will make Truth Social Ad Units available for purchase by advertisers on the Ad Manager Service. TMTG determines the number of Ad Units available on its Truth Social website. TMTG determined that the nature of its promise is to arrange for advertising services to be provided by Rumble. The distinct service is selling advertising space for the placement of advertisements (“Ads”) on Truth Social and not combined with any other service as contemplated in paragraph ASC 606-10-55-36.

In evaluating the nature of its promise (as described in paragraph 606-10-55-36), TMTG determined that Rumble has sole discretion over the terms of the auction and all payments and actions associated therewith. Prices for the Ad Units will be set by an auction operated and managed by Rumble. Rumble therefore controls (as described in paragraph ASC 606-10-25-25) each specified Ad unit used by the customer. The services are not combined with any other services as contemplated in paragraph ASC 606-10-25-21(a).

ASC 606-10-55-38 is applicable as TMTG is an agent, its performance obligation is to arrange for the provision of advertising by Rumble. TMTG does not control the advertising provided by Rumble to satisfy the customer’s requirements. TMTG therefore recognizes revenue in the amount of its share in exchange for arranging for the specified advertising to be provided by Rumble. The share is reduced by any costs incurred by Rumble. The requirements of ASC 606-10-55-37 are not applicable as TMTG does not obtain control as outlined in this section. Also refer to the analysis of control indicators in ASC 606-10-55-39. ASC 606-10-55-39 (indicator of control before advertising is sold to customers) is not applicable due to: Rumble and not TMTG is primarily responsible for fulfilling the promise to provide the specified advertising; the Company has no inventory risk related to advertising used by a customer or TMTG has no discretion in establishing the price for the specified advertising. ASC 606-10-55-40 is not applicable as no principal obligations were transferred.

The TAME contractual arrangement is significantly smaller in financial scope than the Rumble arrangement; however, the nature of the promise is similar for both vendors. TAME also has discretion over the terms of the auction and all payments and actions associated therewith. ASC 606-10-55-38 is therefore applicable, and the Company recognizes revenue in the amount of its share in exchange for arranging for the specified advertising to be provided by TAME. ASC 606-10-55-39 is not applicable for similar reasons as outlined in the preceding paragraph.

Capitalized Software Costs. TMTG capitalizes costs related to its major service products and certain projects for internal use incurred during the application development stage. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally five to ten years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. As of the periods ended December 31, 2023 and 2022, there were no capitalized software costs.

Income Taxes. TMTG is subject to income taxes in the United States. Significant judgment is required in determining its provision (benefit) for income taxes and income tax assets and liabilities, including evaluating uncertainties in the application of accounting principles and complex tax laws. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. TMTG recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Income tax amounts are therefore recognized for all situations where the likelihood of realization is greater than 50%. Changes in recognition or measurement are reflected in income tax expense in the period in which the change in judgment occurs. Accrued interest expense and penalties related to uncertain tax positions are recorded in income tax expense.

Convertible Promissory Notes. TMTG has issued the TMTG Convertible Notes, which contain a range of fixed rate conversion features, whereby the outstanding principal and accrued interest will be converted into common shares at a fixed discount to the market price of the common stock at the time of conversion. The TMTG Convertible Notes represent a financial instrument other than an outstanding share that embodies a conditional obligation that TMTG must or may settle by issuing a variable number of its equity shares. The bifurcated embedded features of convertible promissory notes are initially recorded on the balance sheet at their fair value on the date of issuance. After the initial recognition, the fair value of the convertible promissory notes (derivative feature component) may change over time due to changes in market conditions. The change in fair market value is included in the income statement as part of other comprehensive income until the debt is derecognized. The liability component of the bifurcated convertible promissory notes (net of any related debt issuance costs) accrete interest using the respective effective interest rate method until maturity.

Fair Value of Financial Instruments. TMTG uses a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1. Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2. Significant other inputs that are directly or indirectly observable in the marketplace.

Level 3. Significant unobservable inputs which are supported by little or no market activity.

All of TMTG’s cash is classified within Level 2 because TMTG’s cash is valued using pricing sources and models utilizing observable market inputs. The TMTG Convertible Notes are classified as Level 3 due to significant unobservable inputs. The estimated fair value of the conversion feature of the derivative liability is based on traditional valuation methods including Black-Scholes option pricing models and Monte Carlo simulations.

Use of Estimates. The preparation of financial statements in accordance with U.S. GAAP requires TMTG to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions used in the fair value of equity instruments, the valuation allowance against deferred tax assets, and the estimates of fair value of derivative liabilities.

Recent Accounting Pronouncements

See Note 2, Recently issued accounting standards, to TMTG’s audited consolidated financial statements for the years ended December 31, 2023 and 2022.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Internal Control over Financial Reporting

TMTG management is responsible for establishing and maintaining adequate internal controls over financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended. These controls are designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles as applicable in the United States. Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that accurately and fairly reflect TMTG’s transactions, provide reasonable assurance that transactions are recorded as necessary to permit the preparation of our financial statements in accordance with generally accepted accounting principles, and that expenditures are made only in accordance with authorizations of our management and directors as determined by our chart of authority.

TMTG fosters a strong control environment by management’s tone at the top, clearly defined organizational structure, robust communication channels, and assignment of authority and responsibilities. TMTG has also implemented specific procedures and policies which include both preventive (e.g., approvals and authorizations) and detective (e.g., reconciliations and reviews) control activities. TMTG performs monitoring activities which involve ongoing reviews and evaluations to ensure that controls are working as intended. Due to its inherent limitations, internal control over financial reporting may not prevent or detect all errors or acts of fraud. We regularly review our system of internal control over financial reporting to ensure compliance and to address any deficiencies or weaknesses that may arise.

TMTG’s management identified a material weakness in its internal control over financial reporting in TMTG’s financial statements for the years ended December 31, 2021 and 2022. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of an entity’s financial statements will not be prevented or detected on a timely basis. The material weaknesses identified by TMTG management related to material errors over its financial reporting, which required the restatement of its financial statements for the years ended December 31, 2021 and 2022. Specifically, TMTG’s management determined the material weaknesses related to a material error in classifying income from a licensing arrangement in 2021 as net sales from related parties rather than the proper classification as other income from related parties. TMTG’s management determined that the restatement matters primarily related to its failure to design and maintain formal accounting policies, processes, and controls to analyze, account for and properly disclose income recordation as well as a need for additional accounting personnel who have the requisite experience in SEC reporting regulation.

TMTG is committed to remediating the material weaknesses described above and commencing remediation efforts during 2024. TMTG intends to initiate and implement several remediation measures including, but not limited to hiring additional accounting staff with the requisite background and knowledge, engaging third parties to assist in complying with the accounting and financial reporting requirements related to significant and complex transactions as well as adding personnel to assist TMTG with formalizing its business processes, accounting policies and internal control documentation, strengthening supervisory reviews by its management, and evaluating the effectiveness of its internal controls in accordance with the framework established by Internal Control — Integrated Framework (2013) published by the Committee of Sponsoring Organizations of the Treadway Commission. Although TMTG intends to pursue the remediation efforts mentioned above, all identified material weaknesses continue to exist as of the date of this Current Report on Form 8-K. See “Risk Factors — In connection with the preparation of its financial statements as of and for the nine months ended September 30, 2023, TMTG identified material weaknesses in its internal control over financial reporting, and TMTG may identify additional material weaknesses in its previously issued financial statements that, in the future, may cause the Combined Entity to fail to meet its reporting obligations or result in material misstatements of its financial statements” incorporated in this Current Report on Form 8-K by reference to the Proxy Statement/Prospectus.

Interest Rate Fluctuation Risk

TMTG’s investment portfolio may consist of short-term and long-term interest-bearing obligations, including government and investment-grade debt securities and money market funds. These securities may be classified as available-for-sale and, consequently, are recorded on the consolidated balance sheets at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income (loss), net of tax. TMTG’s investment policy and strategy will be focused on the preservation of capital and supporting its liquidity requirements. TMTG does not intend to enter into investments for trading or speculative purposes.

Foreign Currency Exchange Risk

Transaction Exposure

TMTG may transact business in various foreign currencies and have international revenue, as well as costs denominated in foreign currencies. This may expose us to the risk of fluctuations in foreign currency exchange rates. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, could negatively affect our revenue and other operating results as expressed in U.S. dollars.

The primary objective of any investment activities is to preserve principal, while at the same time maximizing income we receive from investments without significantly increased risk. Some of the securities TMTG may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if TMTG holds a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the value of its investment will decline. To minimize this risk in the future, TMTG may maintain its portfolio of cash equivalents and investments in a variety of securities, including (but not limited to): commercial paper, money market funds, government and non-government debt securities and certificates of deposit.